Exhibit (c) 1


GPU News Release
July 6, 1999


                  GPU To Acquire Cinergy's Interest in Midlands


MORRISTOWN, N.J. - July 6, 1999 - GPU, Inc. and Cinergy Global Resources Inc., a subsidiary of Cinergy Corp., have reached an agreement on the purchase and sale of Cinergy's interest in Midlands Electricity plc in the United Kingdom to GPU, Inc., the companies announced today. The transaction will make Midlands Electricity a wholly owned subsidiary of GPU, Inc. The purchase is expected to be complete by mid-July.

Cinergy and GPU jointly acquired the British regional electric company in 1996 through Avon Energy Partners plc. Under the agreement, GPU will acquire Cinergy's 50 percent equity interest for approximately $700 million in cash and will retain Midlands' distribution and contracting businesses as well as its ownership in 1,150 megawatts of independent power plants worldwide. The gas trading operation headquartered in London will remain with Cinergy. Cinergy's international energy project development subsidiary, Cinergy Global Power Services Ltd., will continue to have a strong presence in the U.K. and operate from bases in Stratford-upon-Avon and London. Cinergy Global Power's current portfolio of international power investments and those under development is unaffected by this transaction.

"The full ownership of Midlands will provide GPU a base for expansion in the U.K. and Europe, something very important as we continue to implement our strategy of geographic and horizontal growth," said GPU Chairman, President and Chief Executive Officer Fred D. Hafer. "We see this transaction as a significant step in growing our business as a premier global utility services company."

Said Cinergy President and Chief Executive Officer James E. Rogers, "We've had a good partnership with GPU during which Midlands has improved its productivity and served its customers well. This is a move that aligns corporate assets with corporate strategy. It gives Cinergy the opportunity to capture the value we have achieved through our Midlands investment and pursue a strategy of nonregulated domestic and international energy growth initiatives. We also will continue to have two key growth platforms in the U.K.--international energy project development and gas trading."

Since Cinergy and GPU acquired Midlands, the U.K. has completed its transition to a fully competitive energy market and Midlands has made the strategic move to separate its regulated, distribution business--which transfers electricity across its wires to consumers--from its competitive supply operation--which purchases and markets electricity from generators for resale to consumers. In a transaction announced in 1998 and finalized last week, Midlands sold its supply business to National Power plc and retained the regulated distribution lines and substations.

"The operation of Midlands and its expertise in competitive contracting and meter reading services will allow us to compete aggressively for these and additional utility services in the U.K. and Europe," said Bruce Levy, GPU's chief financial officer and executive in charge of international utility holdings. "Midlands will provide a source of continued earnings and a platform for growth of our utility services business."

"This has been a successful, strategic investment for Cinergy," said Cheryl Foley, president of Cinergy Global Resources. "Along with financial gains, ownership of Midlands has helped us establish a base for international growth. From this investment we formed Cinergy Global Power, an experienced international development team with a portfolio of power generation, transmission and distribution assets worldwide."

Headquartered in Worcester, England, Midlands Electricity is one of 12 regional electricity companies in England and Wales. The company distributes electricity to 2.2 million customers in a 5,000-square-mile franchise service area that includes Birmingham, the U.K.'s second largest city. Midlands owns and operates approximately 40,000 miles of overhead and underground circuit.

GPU, Inc., headquartered in Morristown, NJ, is a registered utility holding company providing utility and utility related services to customers throughout the world. GPU's electric and gas utility companies--GPU Energy, Midlands Electricity, GPU PowerNet, GPU GasNet and Emdersa--serve nearly 6 million customers in the United States, the UK, Australia and Argentina. The company's IPP units own and operate 22 projects in 7 countries and the United States. GPU's 1998 revenues were $ 4.3 billion, and its total assets were $16.3 billion. GPU's other subsidiaries include GPU Advanced Resources, Inc., GPU Generation, Inc., GPU Nuclear, Inc., GPU Service, Inc. and GPU Telcom Services, Inc.

Cinergy is one of the United States' leading diversified energy companies. Its operating companies, The Cincinnati Gas & Electric Company and PSI Energy Inc., serve more than 1.4 million electric customers and 471,000 gas customers in Ohio, Indiana and Kentucky. Cinergy Global Resources Inc. is the company's international business unit created in 1998 for Cinergy's international investments and domestic initiatives in renewable generation. The company has assets in power generation, transmission and distribution projects in the Czech Republic, Spain, the United Kingdom, Zambia, Bangladesh, Estonia, and the United States.


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Contacts:

     GPU, Inc., Morristown, N.J.
     News Contact:  Jeff Dennard, 973-455-8333
     Investor Contact:  Joanne Barbieri, 973-455-8720

    (http://www.gpu.com)